Exhibit 99.1

June 3, 2010

Daulton Capital Corp. Announces New Director

LAS VEGAS, NEVADA--(Marketwire - June 3, 2010) - DAULTON CAPITAL CORP. (OTCBB:DUCP) - Terry R. Fields, President of Daulton Capital Corporation, is pleased to announce the acceptance by Mr.Peter Stecher of a seat on its Board of Directors.

Mr. Stecher, 54 years of age, is a graduate of Sir George Williams University where he obtained his degree in Commerce, while majoring in Marketing. He undertook postgraduate studies at the University of Colorado, where he obtained a certificate in metallurgy.

Mr. Stecher has successfully spearheaded numerous start-up companies that continue to prosper and even flourish in these trying economic times. His business acumen and guidance will be a major asset to the company and his leadership abilities will ensure that the company will continue to be channelled in a positive direction.

ABOUT DAULTON CAPITAL CORPORATION

Daulton Capital Corporation is a natural resource finance company focused on precious & base metals as well as oil & gas opportunities. Management's corporate philosophy is to be a Project Generator, with the objective of option/joint venturing projects with major and junior natural resource companies from inception through to production. The Company has acquired property rights in the Yukon and continues focussing on acquiring and / or funding additional resource projects. Please visit www.daultoncapital.com for more information.

This news release may contain forward-looking statements. Therefore all readers of this information are cautioned that the forward-looking statements are inherently uncertain, including statements related to possible opportunities for growth strategies and statements that are not statements of historical fact, which may or may not be based on Daulton Capital Corp management's estimates, assumptions, projections or beliefs. The forward-looking statements in this news release are subject to various risks, uncertainties and other factors that could cause Daulton Capital Corp actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of Daulton Capital Corp at the time they are made, and Daulton Capital Corp does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT INFORMATION:
Daulton Capital Corp.
Peter Graham
Toll Free: 1-877-882-7858
Daulton.capital@yahoo.com
www.daultoncapital.com